Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-209506 on Form S-3 and Registration Statement No. 333-212876 on Form S-8 of our report dated March 29, 2018, relating to the consolidated financial statements and financial statement schedule of Phillips Edison & Company, Inc., (formerly known as Phillips Edison Grocery Center REIT I, Inc.), and subsidiaries appearing in this Annual Report on Form 10-K of Phillips Edison & Company, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 29, 2018